Exhibit 10.8

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 22nd day of April, 2014, to be effective as of April 22, 2014 (the “Effective Date”), by and between EosHealth, Inc., a Delaware corporation (“Company”), and Glen E. Tullman, an individual resident in the State of Illinois (“Executive”).

RECITALS

WHEREAS, Company desires to employ Executive as the Chief Executive Officer of Company and for Executive to serve as a member of the Board of Directors of Company as of the Effective Date, subject to the terms and conditions of this Agreement; and

WHEREAS, Executive desires to be employed by Company in the aforesaid capacity and serve as a member of the Board of Directors of the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1. Employment.

Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Chief Executive Officer of Company, pursuant to the terms of this Agreement. Executive shall have the duties and responsibilities and perform such administrative and managerial services customary to the position of Chief Executive Officer and as are set forth in the bylaws of Company (the “Bylaws”) or as shall be reasonably delegated or assigned to Executive by the Board of Directors of Company (the “Board”) from time to time. Executive shall report directly to the Board. Executive shall devote a substantial portion of his business time to his responsibilities hereunder; provided that Executive shall be entitled to devote time to outside boards of directors, outside business activities, personal investments, civic and charitable activities, and personal education and development so long as such activities do not create a conflict with Executive’s employment hereunder or materially interfere with the performance of Executive’s duties. Additionally, Executive shall be designated to serve on the Board during the time he is employed by Company. Executive will be based at the Company’s offices located in Chicago, Illinois.

2. Effective Date and Term.

The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in Section 4.5 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status. The period from the commencement of Executive’s employment by the Company on the Effective Date until the time that the Executive’s employment relationship is terminated by either Executive or the Company is referred to herein as the “Employment Period”.

3. Compensation and Benefits.

In consideration for the services Executive shall render under this Agreement, Company shall provide or cause to be provided to Executive the following compensation and benefits:

3.1 Base Salary. During the Employment Period, Company shall pay to Executive an annual base salary at a rate of $300,000 per annum, subject to all appropriate federal and state withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures (but no less frequently than monthly). Executive’s base salary shall be reviewed annually prior to the beginning of each fiscal year of Company during the Employment Period by the Board, or a committee of the Board, and may be increased in the sole discretion of the Board, or such committee of the Board, based on Executive’s performance during the preceding Fiscal Year. For purposes of this Agreement, the term “Fiscal Year” shall mean the fiscal year of Company. Executive’s base salary, as such base salary may be increased hereunder, is hereinafter referred to as the “Base Salary.”

3.2 Performance Bonus. Executive shall be eligible to receive cash bonuses in accordance with this Section 3.2 (each a “Performance Bonus”). Payment of any Performance Bonus will be subject to the sole discretion of the Board or a committee of the Board, and the amount of any such Performance Bonus will be determined by, and based upon criteria selected by, the Board or such committee. Executive’s target Performance Bonus shall be fifty percent (50%) of his Base Salary (the “Target Performance Bonus”), but may, based on exceptional performance at the sole discretion of the Board, exceed such amount. No portion of the Performance Bonus is guaranteed, however if awarded by the Board or a committee of the Board, the Performance Bonus shall be paid at the same time as similar bonuses are paid to other senior executives (but in no event later than two and one-half (2- 1/2) months after the end of the Fiscal Year to which the Performance Bonus relates); provided, however, in the event of a change in Fiscal Year, the performance criteria and payment terms shall be equitably adjusted.

3.3 Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

3.3.1 Vacation. Executive shall be entitled to three (3) weeks per Fiscal Year of vacation, such vacation not to be cumulative (i.e., vacation not taken in any Fiscal Year shall not be carried forward and used in any subsequent Fiscal Year).

3.3.2 Participation in Benefit Plans. Executive shall be entitled to health and/or dental benefits, including immediate coverage for Executive and his eligible dependents, which are generally available to Company’s senior executive employees and as provided by Company in accordance with its group health insurance plan coverage. In addition, Executive shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by Company for its senior executives generally, in accordance with the general eligibility criteria therein.

3.3.3 Perquisites. Executive shall be entitled to such other benefits and perquisites that are generally available to Company’s senior executive employees and as provided in accordance with Company’s plans, practices, policies and programs for senior executive employees of Company.

3.3.4 Indemnification. To the fullest extent permissible under applicable law, Executive shall be entitled to indemnification (including immediate advancement of all legal fees with respect to any claim for indemnification) and director and officers’ insurance coverage, to the extent made available to other directors and senior executives, in accordance with the certificate of incorporation or Bylaws and all other applicable policies and procedures of Company for expenses incurred or damages paid or payable by Executive with respect to a claim against Executive based on actions or inactions by Executive in his capacity as a senior executive or director of Company. Executive shall also be entitled to indemnification pursuant to the Indemnification Agreement entered into by the Company and Executive on or about the date hereof (the “Indemnification Agreement”).

3.4 Expenses. Company shall reimburse Executive for proper and necessary expenses incurred by Executive in the performance of his duties under this Agreement from time to time upon Executive’s submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.

3.5 Equity Interests. Executive shall be entitled to the following:

3.5.1 Option Grant. Company has, prior to the date of this Agreement, granted Executive the option to purchase shares of the common stock, par value $0.001 per share, of the Company equal to 5.0% of the fully-diluted shares of the Company as of the grant date (the “Initial Option”). As promptly as is practicable following the closing of the Series A preferred stock investment in the Company by General Catalyst (the “Closing”), on substantially the terms described herein, Company shall grant to Executive an additional option to purchase 1,687,808 shares of the common stock of the Company, par value $0.001 per share, which is the number of shares required for the aggregate number of shares underlying all options held by Executive (including the Initial Option and the True-Up Option) to represent to an interest in the Company equal to 6.0% of the fully-diluted shares of the Company as of immediately following the Closing (the “True-Up Option,” and together with the Initial Option, the “Option”), with an exercise price to be determined by an independent third party valuation in accordance with the regulations promulgated under Section 409A of the of the Internal Revenue Code of 1986, as amended (“Code”). Executive shall vest in one-fourth (1/4th) of the True-Up Option on each of the first four (4) anniversaries of the Effective Date, in each case, provided Executive remains employed by Company from the date of grant until the applicable anniversary date. Notwithstanding anything in any Company stock incentive plan to the contrary, in the event of a Sale of the Company (as defined in Section 4.4.2), any unvested portion of the Option shall vest in full immediately prior to, and contingent upon, consummation of the Sale of the Company, provided Executive remains employed by Company at the time of the Sale of the Company. In addition, subject to Section 4.7, (a) if Executive’s employment and the Employment Period is terminated by Company without Cause, any unvested portion of the Option shall vest upon the Termination Date (defined below) and (b) if Executive’s employment and the Employment Period is terminated by Executive for Good Reason, then for purposes of calculating the vested portion of the Option as of the Termination Date (but for no other purpose), one (1) year shall be added to Executive’s Employment Period. Executive’s Option (whether or not vested at such time) shall be forfeited upon termination of Executive’s employment by Company for Cause. For the avoidance of doubt, no vested portion of the Option shall be forfeited in the event of Executive’s death, “disability” (as defined in Section 4.1.2), termination of employment without Cause or Executive’s voluntary termination of employment for any reason. The terms of the True-Up Option shall be set forth in a separate option agreement at the time of the grant. The grant of the True-Up Option will be subject to Executive’s delivery of the executed option agreement and certain other documents to be executed in connection therewith.

3.5.2 Equity-Based Awards. Executive also shall be eligible to participate in any applicable equity-based bonus, option or similar plan implemented by Company and generally available to its senior executive employees. The amount of any awards made thereunder shall be in the sole discretion of the Board or a committee of the Board.

4. Termination of the Services.

Executive’s employment hereunder and the Employment Period may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”).

4.1 Termination upon Death or Disability of Executive.

4.1.1 Executive’s employment hereunder and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5.3 of the Agreement.

4.1.2 Company may terminate Executive’s employment hereunder and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive suffers any physical or mental incapacity that renders him unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by Company in good faith. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing physician who is mutually acceptable to Executive and Company, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate to determine Executive’s capacity to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. In such event, the parties hereby agree that the decision of such physician as to the disability of Executive shall be final and binding on the parties. Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause.

4.2 Termination by Company for Cause. Company may terminate Executive’s employment hereunder and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice. For purposes of this Agreement, the term “Cause” shall mean:

4.2.1 the willful failure, disregard or refusal by Executive to perform his duties and obligations hereunder (other than any such failure resulting from the disability of Executive), which, to the extent it is curable by Executive, is not cured within thirty (30) days after written notice thereof is given to Executive by the Company;

4.2.2 Executive’s conviction (or entry of a nolo contendere plea) of a crime or offense (i) constituting a felony or involving fraud or moral turpitude or (ii) involving the property of Company that results in a material loss to Company; provided that, in the event that Executive is arrested or indicted for such a crime or offense, then Company may, at its option, place Executive on paid leave of absence, pending the final outcome of such arrest or indictment;

4.2.3 any act of fraud or embezzlement with respect to Company or its business relations, or Executive’s violation of any law, which act or violation in the reasonable judgment of the Board is materially and demonstrably injurious to the operations, financial condition or reputation of Company;

4.2.4 Executive’s material breach of any agreement with Company, which, to the extent it is curable by Executive, is not cured within thirty (30) days after written notice thereof is given to Executive by the Company; or

4.2.5 Executive’s willful failure or refusal to follow the Board’s reasonable and lawful instructions consistent with this Agreement, which, to the extent it is curable by Executive, is not cured within thirty (30) days after written notice thereof is given to Executive by the Company;

provided, however, that no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.

4.3 Termination without Cause; Termination by Executive without Good Reason. Executive may terminate his employment and the Employment Period at any time for any reason upon thirty (30) days’ prior written notice to Company. Company may terminate Executive’s employment and the Employment Period without Cause, upon thirty (30) days’ prior written notice to Executive. Upon termination of Executive’s employment with Company for any reason, Executive shall be deemed to have resigned from all positions with the other members of Company and its subsidiaries and the Board (provided that any such deemed resignations shall not affect Executive’s entitlement (if any) to severance pay and benefits hereunder).

4.4 Termination by Executive for Good Reason.

4.4.1 Executive may terminate Executive’s employment and the Employment Period, in accordance with the process set forth below for Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following after the Effective Date:

(i) a failure of Company to meet its obligations in any material respect under this Agreement, including, without limitation, (x) a reduction in the Base Salary or Target Performance Bonus percentage without Executive’s written consent or (y) any failure to pay the Base Salary or earned and owed Performance Bonus (other than, in the case of clause (y), the inadvertent failure to pay a de minimis amount of the Base Salary or earned and owed Performance Bonus, which payment is immediately made by Company upon notice from Executive); or

(ii) a (x) material diminution in or other substantial adverse alteration in the nature or scope of Executive’s authority, duties and responsibilities with Company set forth in this Agreement or (y) change in the reporting lines of Executive such that Executive no longer reports to the Board; or

(iii) Executive has been asked to relocate his principal place of business to a location that is more than fifty (50) miles from Company’s offices located in Chicago, Illinois.

4.4.2 For purposes of this Agreement, a “Sale of the Company” shall have the meaning ascribed to such term in Section 3.1 of the Voting Agreement between the Company and certain stockholders of the Company and investors dated on or about the date of the Closing.

4.4.3 Upon the occurrence of an event constituting Good Reason, Executive shall have the right to terminate his employment hereunder and receive the benefits set forth in Section 4.5 below, upon delivery of written notice to Company no later than the close of business on the sixtieth (60th) day following the date of the first occurrence of the event or condition that would constitute Good Reason; provided, however, that such termination shall not be effective before the expiration of thirty (30) days after receipt by Company of such written notice (the “Cure Period”) if Company has not cured such Good Reason within the Cure Period. If Company so effects a cure, the Good Reason notice shall be deemed rescinded and of no force or effect. Executive must terminate employment as a result of a Good Reason no later than thirty (30) days after the lapse of the Cure Period, and the effective date of a Good Reason termination shall be the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)).

4.5 Rights upon Termination. Upon termination of Executive’s employment and the Employment Period, the following shall apply:

4.5.1 Termination by Company Without Cause or for Good Reason. If Company terminates Executive’s employment and the Employment Period without Cause, or if Executive terminates Executive’s employment and the Employment Period for Good Reason, in each case either (x) prior to a Sale of the Company (other than such a termination described in Section 4.5.2) or (y) after the first anniversary of a Sale of the Company, Executive shall be entitled to receive payment of the Accrued Amounts in lump sum form no later than ten (10) days after the Termination Date. The term “Accrued Amounts” means (A) any Base Salary amounts that have accrued but have not been paid as of the Termination Date, (B) any earned and declared but unpaid Performance Bonus with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs and (C) any accrued but unused vacation, reimbursement for any expense reimbursable under this Agreement, and any vested benefits payable to Executive hereunder accrued through the Termination Date. In addition, subject to Section 4.7 below, Company shall, subject to Section 7.14, be obligated to pay Executive (or provide Executive with) the following benefits as severance:

(i) an amount equal to one-half (.5) times Executive’s Base Salary, payable in six (6) equal monthly installments commencing on the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof) (with the first two installments to be paid on the sixtieth (60th) day following the Termination Date and the remaining four (4) installments being paid on the four (4) following monthly anniversaries of the Termination Date);

(ii) to the extent permitted by the terms of the plan, continuation of Executive’s then current enrollment (including family enrollment, if applicable) in all health and/or dental insurance benefits set forth in Section 3.3.2 for a period of six (6) months following the Termination Date, with Executive’s contribution to such plans as if Executive were employed by Company, such contributions to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company; provided, that the Company may terminate such coverage if payment from Executive is not made within thirty (30) days of the date on which Executive receives written notice from Company that such payment is due; and provided, further, that if the terms of the plan do not permit continued participation or the provision of such benefits results in adverse tax consequences to the Company in connection with a change in applicable laws or regulations during such period, the Company and Executive agree that the Company shall reimburse the Executive, on a monthly basis, for the cost of continuing comparable coverage on an after-tax basis at the same percentage level as in effect immediate prior to the Termination Date, and provided, further, that such benefits may be discontinued earlier to the extent that Executive becomes entitled to comparable benefits from a subsequent employer; in addition, to the extent applicable, this benefit is contingent upon timely election of COBRA continuation coverage and will run concurrent with the COBRA period; and

(iii) accelerated vesting of the Option as and to the extent provided in Section 3.5.1.

4.5.2 Severance Upon Termination following a Sale of the Company. If, within the period beginning on the date of a Sale of the Company through the first anniversary of the Sale of the Company, Executive terminates Executive’s employment and the Employment Period as a result of a Good Reason or Company terminates Executive’s employment and the Employment Period without Cause, then Executive shall, subject to Section 4.7, receive the payment and benefits provided in Section 4.5.1; provided, however, that in place of the six (6) monthly payments provided for in Section 4.5.1(i), Executive shall receive a lump sum amount of cash equal to one and one-half times (1.5) times the sum of (x) Executive’s Base Salary plus (y) Executive’s Target Performance Bonus, with such lump sum paid on the sixtieth (60th) day following the Termination Date.

If the Sale of the Company does not constitute a change in the ownership or effective control of Company, or in the ownership of a substantial portion of the assets of Company, within the meaning of Section 409A of the Code, then the amount set forth in the immediately preceding paragraph that is to be paid in a lump sum on the sixtieth (60th) day following the Termination Date shall be paid instead in eighteen (18) equal monthly installments commencing on the Termination Date (with the first two installments to be paid on the sixtieth (60th) day following the Termination Date and the remaining sixteen (16) installments being paid on the sixteen (16) following monthly anniversaries of the Termination Date).

Anything in this Agreement to the contrary notwithstanding, if (A) a Sale of the Company occurs, (B) Executive’s employment with Company is terminated by Company without Cause or if Executive terminates his employment as a result of a Good Reason, in either case on or after commencement of a transaction that, if consummated, would constitute a Sale of the Company and prior to the date on which the Sale of the Company occurs, and (C) it is reasonably demonstrated by Executive that such termination of employment or events constituting Good Reason was (x) at the request of a third party who had taken steps reasonably calculated to effect a Sale of the Company or (y) otherwise arose in connection with or in anticipation of a Sale of the Company, then for all purposes of this Agreement such Sale of the Company shall be deemed to have occurred during the Term of Employment and the Termination Date shall be deemed to have occurred after the Sale of the Company, so that Executive is entitled to the payments and other benefits provided by this Section 4.5.2 payable as if the Sale of the Company did not constitute a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of Company, within the meaning of Section 409A of the Code.

4.5.3 Termination With Cause by Company or Without Good Reason by Executive. If Company terminates Executive’s employment and the Employment Period with Cause, or if Executive terminates Executive’s employment and the Employment Period other than as a result of a Good Reason, Company shall, subject to Section 7.14, be obligated to pay Executive the Accrued Amounts in lump sum form no later than ten (10) days after the Termination Date.

4.5.4 Termination Upon Death or Disability. If Executive’s employment and the Employment Period are terminated because of the death or disability of Executive, Company shall, subject to Section 7.14, be obligated to pay Executive or, if applicable, Executive’s estate, the Accrued Amounts in lump sum form no later than ten (10) days after the Termination Date.

4.6 Effect of Notice of Termination. Any notice of termination by Company, whether for Cause or without Cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company.

4.7 Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the severance payments to be provided to Executive pursuant to Section 4.5.1 and 4.2.5 upon termination of Executive’s employment, Executive shall (i) execute and deliver to Company a general release of employment claims against Company and its affiliates in a form reasonably satisfactory to Company (the “Release”) within forty-five (45) days following the Termination Date (provided that Executive shall not be required to release any rights to severance payments and termination benefits under Section 4 of this Agreement or any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive (including the Indemnification Agreement) or any rights under any director and officer liability insurance policy maintained by Company for the benefit of

Executive) and (ii) continue to comply with the restrictive covenants set forth in the Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”). In the event Executive breaches any provision of the Restrictive Covenant Agreement, all severance payments and termination benefits under this Section 4 shall cease immediately and Executive shall forfeit his right to any future severance payments. In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates, other than payments to Executive related to any future retention or incentive plan, or under any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or under any director and officer liability insurance policy maintained by Company for the benefit of Executive.

5. Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement.

Executive expressly acknowledges and agrees that, as a condition to Executive’s employment with Company pursuant to this Agreement, Executive shall execute the Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A and comply with the provisions thereof.

6. No Set-Off or Mitigation.

Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

7. Miscellaneous.

7.1 Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

7.2 No Conflicts. Executive represents and warrants that the performance by him of his duties hereunder will not violate, conflict with, or result in a breach of any provision of, any agreement to which he is a party.

7.3 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to Illinois’ choice of law statutes or decisions.

7.4 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parities in executing this Agreement.

7.5 No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

7.6 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company:	EosHealth, Inc. c/o 7Wire Ventures 444 N. Michigan Avenue 10th Floor Chicago IL 60611 Telephone: 773.408.9745 Attention: Company Secretary or General Counsel

To Executive:	At the address or fax number most recently contained in Company’s records

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

7.7 Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive’s heirs and personal representatives. Neither party may assign any rights or obligations hereunder to any person or entity without the prior written consent of the other party. This Agreement shall be personal to Executive for all purposes.

7.8 Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive’s employment by Company and his obligations thereto other than Executive’s indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive (including the Indemnification Agreement) and Executive’s rights under any equity incentive plans or bonus plans of Company. Executive acknowledges that he is not relying upon any representations or warranties concerning his employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

7.9 Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

7.9.1 Dispute. In the event of any dispute or disagreement between the parties under this Agreement, the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 7.9.2.

7.9.2 Arbitration. If the dispute or disagreement between the parties has not been resolved in accordance with the provisions of Section 7.9.1 above, then, except for disputes relating to the Restrictive Covenant Agreement described in Section 5, any such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Any decision rendered herein shall be final and binding on each of the parties and judgment may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement. Each party shall pay its own costs of arbitration.

7.10 Survival. For avoidance of doubt, the provisions of Sections 4.5, 4.7, 5, 6 and 7 of this Agreement shall survive the expiration or earlier termination of the Employment Period.

7.11 Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

7.13 Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

7.14 Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by the Company in good faith to act, pursuant to this Section 7.14, shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of her “separation from service” and (ii) the date of her death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For the provision of payments and benefits under this Agreement upon termination of employment, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (as determined under Treas. Reg. Section 1.409A-1(h) with the work threshold of less than fifty percent (50%) of the prior level of services, as uniformly applied by Company) in tandem with Executive’s termination of employment with Company. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any severance payments contingent upon a release and that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

7.15 280G Excise Tax. If a payment or transfer by the Company to or for the benefit of Executive (a “Payment”) that is subject to taxation under Code Section 4999 or ineligible for deduction by the Company as an “excess parachute payment” as defined in Code Section 280G is triggered by a Sale of the Company, if so agreed by Company and Executive, the Payment may be presented to the Company’s shareholders for a vote, with full disclosure of all material facts about the Payment. If the Payment is approved by the vote of shareholders who owned (before the Sale of the Company) more than 75 percent (75%) of the voting power of all of the Company’s outstanding stock and the disclosure and other procedures are otherwise in compliance with Code Section 280G(b)(5) and other applicable Department of Treasury regulations promulgated under IRC Section 280G, then the Payment may proceed under the exemption set forth in Code Section 280G(b)(5).

[Signatures continued on next page]

Signature Page to Employment Agreement of

Glen E. Tullman

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Date.

EXECUTIVE

/s/ Glen E. Tullman
Glen E. Tullman

EOSHEALTH, INC.

By:	/s/ Joseph E. Carey
Name:	Joseph E. Carey
Title:	Chief Operating Officer